Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Periods Ended September 30, 2003

(unaudited)

(in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2003	2002	2003	2002

Operating Revenues
Electric	$920,638	$965,435	$2,512,954	$2,531,283
Gas	124,533	104,073	638,378	374,345
Other	46,806	49,730	142,525	89,291
	1,091,977	1,119,238	3,293,857	2,994,919

Operating Expenses
Fuel used in electric production	286,673	270,161	746,109	679,654
Gas purchased	79,582	49,283	368,896	188,725
Purchased and exchanged power	43,324	32,205	94,223	82,204
Other operation	269,010	316,059	800,446	800,584
Maintenance	48,887	47,303	172,619	161,696
Depreciation	104,856	100,050	313,719	294,345
Taxes other than income taxes	55,828	64,890	200,535	201,559
	888,160	879,951	2,696,547	2,408,767

Operating Income	203,817	239,287	597,310	586,152

Other Income and (Expenses) - Net
Allowance for equity funds used during construction	920	1,635	7,111	8,802
Equity in earnings of unconsolidated subsidiaries	4,956	3,248	11,652	7,356
Other - net	11,376	5,330	20,567	(6,285)
	17,252	10,213	39,330	9,873

Interest and Other Charges
Interest on long-term debt	77,195	59,284	207,786	174,776
Other interest	2,029	6,507	4,108	19,359
Allowance for borrowed funds used during construction	(6,149)	(3,273)	(19,271)	(14,013)
	73,075	62,518	192,623	180,122

Preferred Trust
Preferred dividend requirement of subsidiary trust	—	5,966	11,940	17,847

Income Before Taxes	147,994	181,016	432,077	398,056

Income Taxes	35,155	47,799	102,121	123,641
Preferred dividend requirements of subsidiaries	858	859	2,574	2,575

Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$111,981	$132,358	$327,382	$271,840
Discontinued Operations, net of tax	—	(1,790)	8,875	(561)
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	26,462	(10,899)
Net Income	$111,981	$130,568	$362,719	$260,380
Other comprehensive income, net of tax	(5,257)	(16,937)	120	(4,795)
Comprehensive Income	$106,724	$113,631	$362,839	$255,585

Average Common Shares Outstanding	177,751	167,967	175,944	166,544

Earnings Per Common Share
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.63	$0.79	$1.86	$1.63
Discontinued Operations, net of tax	—	(0.01)	0.05	—
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.63	$0.78	$2.06	$1.57

Earnings Per Common Share - Assuming Dilution
Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$0.62	$0.78	$1.84	$1.61
Discontinued Operations, net of tax	—	(0.01)	0.05	—
Cumulative Effect of a Change in Accounting Principles, net of tax	—	—	0.15	(0.06)
Net Income	$0.62	$0.77	$2.04	$1.55

Dividends Declared Per Common Share	$0.46	$0.45	$1.38	$1.35

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.